Exhibit 99.1

NEWS RELEASE

CONTACT: Jeff Fetzer
Vice President of Communications
Phone: (570) 724-9468
Fax: (570) 724-3996
Date: May 11, 2006

FOR IMMEDIATE RELEASE

C&T Enterprises to acquire Corning Natural Gas

Corning, N.Y. (Thursday, May 11, 2006) — After six months of negotiations, C&T Enterprises and Corning Natural Gas have reached an agreement in which C&T will make an offer to acquire the stock of the Corning-based natural gas utility.

The companies will file jointly to transfer ownership of Corning Natural Gas (CNG) from its stockholders to C&T Enterprises, a jointly owned subsidiary of Claverack and Tri-County Rural Electric Cooperatives.

“CNG is extremely pleased to be able to merge with a relatively small but financially strong organization that will allow us to retain our local identity, retain our fine employees and provide us with ready access to capital markets that will enable us to ensure both reliable and safe service well into the future,” said Thomas K. Barry, chairman and CEO of Corning Natural Gas.

“Corning Natural Gas will be a good fit for our family of energy companies,” noted Robert O. Toombs, president and chief executive officer of C&T Enterprises. “It’s a small, nearby company that should integrate nicely with our existing operations.”

C&T Enterprises, with headquarters in Lewisburg, Pa., and an office in Wellsboro, Pa., owns one natural gas distribution company, Valley Energy of Sayre, Pa., with a division located in Waverly, N.Y. along with two electric utilities, Wellsboro Electric Co. of Wellsboro and Citizens’ Electric Co. of Lewisburg.

Under the terms of the sales agreement, finalized earlier today, C&T will acquire all of the stock of CNG and assume all of the assets and liabilities of the regulated component of the company. The acquisition, expected to be completed by the end of the year, will require approval from the New York State Department of Public Service.

Once the transfer of ownership takes place, there will be just one share of Corning Natural Gas stock, to be owned by C&T Enterprises. No individuals, directors or management will have any ownership stake in the company.

The gas company will be governed by a board of directors made up of citizens from the Corning community as well as directors from the C&T operating companies. The company will continue to be regulated by the Department of Public Service.

Long-time Corning Natural Gas executives Thomas K. Barry and Kenneth J. Robinson, executive vice president, have announced plans to retire upon completion of the transfer of ownership. C&T plans to initially utilize members of its senior management team to fill those key positions.

There are no immediate plans to change the remaining management team or the employment makeup at Corning Natural Gas, according to Toombs. The utility employs 46 workers.

“Over the next several years, some CNG operations will be assimilated into the C&T operation,” said Toombs. “The company will benefit from the economies of scale, operating efficiencies and synergies that can be achieved in partnership with our family of companies. Customers can be assured that we will be working to provide them with reliable natural gas service at a reasonable price.

C&T Enterprises provides shared management services to all of its affiliated companies in the areas of human resources, payroll, information technology, communications and media relations,

safety and compliance, and key accounts. In addition, the company operates the C&T Call Center, which provides after-hours telephone and dispatching services to all of the C&T operating companies.

“C&T will be providing a number of basic and necessary services to CNG that will help us to operate more efficiently and assist us in providing a higher level of customer services,” stated Barry.

C&T Enterprises is a wholly owned subsidiary of Claverack Rural Electric Cooperative, based in Wysox, Pa., and Tri-County Rural Electric Cooperative, with headquarters in Mansfield, Pa. The group of energy companies affiliated with C&T employs approximately 200workers and serves more than 55,000 consumers, primarily across Pennsylvania’s Northern Tier.

Corning Natural Gas, with headquarters in Corning, N.Y., is a natural gas distribution utility that serves approximately 14,500 customers in the New York counties of Steuben and Chemung.